UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MATTERSIGHT CORPORATION

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April 4, 2014

Dear Mattersight Stockholder:

On behalf of the Board of Directors and management of Mattersight Corporation, I cordially invite you to attend the 2014 Annual Meeting of Mattersight’s stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Central Time on Thursday, May 15, 2014, at the Company’s offices at 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606.

The agenda for this year’s Annual Meeting includes the proposed election of our three Class III directors for a term of three years, the ratification of our independent public accountants for the 2014 fiscal year, and the approval, by a non-binding advisory vote, of our executive compensation program (“Say-on-Pay Proposal”). Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will have an opportunity to comment and ask appropriate questions. You may also obtain more information about Mattersight from documents we have filed with the Securities and Exchange Commission.

Our Board of Directors recommends that you vote “FOR” the election of the three nominees to serve on our Board of Directors for a term of three years, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent public accountants for the 2014 fiscal year, and “FOR” the approval of the Say-on-Pay Proposal. The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nominees who receive the greatest number of votes will be elected as directors. The ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants for the 2014 fiscal year and the Say-on-Pay Proposal must each be approved by the affirmative vote of holders of a majority of shares of Mattersight Stock outstanding and entitled to vote as of the record date and present in person or represented by proxy at the Annual Meeting.

On behalf of our Board of Directors, we thank you for your continued support of Mattersight. We encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the Annual Meeting, whether or not you plan to attend in person, we urge you to submit a proxy with your voting instructions by telephone, via the Internet, or by signing, dating, and mailing your proxy card in accordance with the instructions provided on it.

Sincerely,

/s/ KELLY D. CONWAY
Kelly D. Conway
President and Chief Executive Officer

This Proxy Statement, dated April 4, 2014, is first being made available to stockholders on or about April 4, 2014. Once again, this year, we are pleased to be providing our stockholders with proxy materials over the Internet. By using this method of delivery, we are able to provide these important materials in an expedited manner while reducing our costs and the environmental impact of our Annual Meeting.

MATTERSIGHT CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 15, 2014

The Annual Meeting of Mattersight Corporation, a Delaware corporation (referred to herein as the “Company,” “Mattersight,” “we,” “us,” or “our” as the context requires), will be held at 9:00 a.m. Central Time on Thursday, May 15, 2014, at our offices at 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606, for the following purposes:

1.	To elect the three nominees identified in this Proxy Statement as Class III directors to our Board of Directors, to serve for a three-year term ending at the 2017 annual meeting of stockholders;

2.	To ratify the appointment of Grant Thornton LLP as our independent public accountants for the 2014 fiscal year;

3.	To approve, by a non-binding advisory vote, named executive officer compensation (the “Say-on-Pay Proposal”); and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Proxy Statement more fully describes the foregoing items of business.

Only holders of record of shares of Mattersight Common Stock, $0.01 par value per share (“Common Stock”), and holders of record of shares of Mattersight 7% Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Stock”; together with the Common Stock, “Mattersight Stock”), at the close of business on March 20, 2014 (the “Record Date”) may vote at the Annual Meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at Mattersight’s offices at 200 S. Wacker Drive, Suite 820, Chicago, Illinois, during normal business hours, for ten days prior to the Annual Meeting.

Once again this year, we are pleased to be using the Securities and Exchange Commission “e-proxy” rule that allows companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each stockholder. On or about April 4, 2014, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to stockholders as of the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice of Internet Availability contains instructions on how to access an electronic copy of our proxy materials, including our Proxy Statement and Annual Report. The Notice of Internet Availability also contains instructions on how to request a paper copy of the Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting in person, please vote at your earliest convenience. Your vote before the Annual Meeting will ensure representation of your shares at the Annual Meeting, even if you are unable to attend.

By Order of the Board of Directors,

/s/ CHRISTINE R. CARSEN
Christine R. Carsen
Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

April 4, 2014

QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING

This Proxy Statement is being furnished to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the Annual Meeting to be held at our offices at 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606 on Thursday, May 15, 2014, at 9:00 a.m. Central Time, or at any postponement or adjournment thereof. The proxy materials, together with a copy of Mattersight’s 2013 Annual Report, are first being made available to our stockholders beginning on or about April 4, 2014.

The purpose of the Annual Meeting is for our stockholders to consider and vote upon the proposed election of our three Class III directors for a term of three years, the ratification of Mattersight’s independent public accountants for the 2014 fiscal year, and to approve the Say-on-Pay Proposal. The following is intended to address questions you might have regarding the Annual Meeting.

How may I receive proxy materials?

We are pleased to be using the Securities and Exchange Commission “e-proxy” rule that allows companies to furnish their proxy materials over the Internet instead of mailing printed copies of the proxy materials to each stockholder. As a result, we are mailing our stockholders a notice about the Internet availability of the proxy materials that contains instructions on how to access this Proxy Statement, the accompanying Notice of Annual Meeting, and our 2013 Annual Report online. If you received this notice, then you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy materials and how you may submit your proxy. The notice also contains instructions on how stockholders may, if desired, request a printed copy of our proxy materials.

How does our Board of Directors recommend that our stockholders vote?

After careful consideration, our Board of Directors recommends that you vote “FOR” the election of our three Class III directors, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent public accountants for the 2014 fiscal year, and “FOR” the approval of the Say-on-Pay Proposal.

Who is entitled to vote at the Annual Meeting?

Only holders of record of shares of Mattersight Common Stock, $0.01 par value per share (“Common Stock”), and holders of record of shares of Mattersight 7% Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Stock”; together with the Common Stock, “Mattersight Stock”), at the close of business on March 20, 2014 (the “Record Date”) may vote at the Annual Meeting. On the Record Date, 20,714,850 shares of Mattersight Stock, comprising 19,065,728 shares of Common Stock and 1,649,122 shares of Series B Stock, were outstanding and entitled to be voted at the Annual Meeting. Each share of Mattersight Stock entitles the holder to one vote and both classes of Mattersight Stock will vote together as a single class on all matters presented for a vote at this meeting.

How many votes must be present to hold the Annual Meeting?

A quorum is necessary to hold a valid Annual Meeting. A quorum will be present at the Annual Meeting if the holders of a majority of the 20,714,850 shares of Mattersight Stock outstanding and entitled to vote generally in the election of directors on the Record Date are present, either in person or by proxy. Abstentions and broker-non-votes are counted for purposes of a quorum. Your shares are counted as present if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone, or by mail.

What is the difference between routine vs. non-routine matters?

The election of directors and the Say-on-Pay Proposal are considered to be non-routine matters under applicable rules. Because a broker cannot vote without instructions on non-routine matters, there may be broker non-votes on each of these proposals. The ratification of the appointment of Grant Thornton LLP as our independent public accountants for the 2014 fiscal year is considered to be a routine matter under applicable rules. A broker may generally vote on routine matters, and therefore, there should be no broker non-votes in connection with this proposal.

What vote is required to approve each of the proposals?

On all matters, each share has one vote. Our organizational documents do not provide for cumulative voting for directors. Therefore, the nominees for director will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nominees who receive the greatest number of votes will be elected as directors. Neither broker non-votes nor abstentions are included in the tabulation of the voting results and, therefore, do not have the effect of votes “AGAINST” the election of directors. The ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants for the 2014 fiscal year and the Say-on-Pay Proposal must each be approved by the affirmative vote of holders of a majority of shares of Mattersight Stock outstanding and entitled to vote as of the Record Date and present in person or represented by proxy at the Annual Meeting. A failure to vote your shares of Mattersight Stock or a broker non-vote will have no effect on the outcome of the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants or the Say-on-Pay Proposal. An abstention will have the same effect as voting “AGAINST” the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants and the Say-on-Pay Proposal.

How do I vote or change my vote?

You may vote in person at the Annual Meeting or by proxy through the Internet, by telephone, or by mail. Likewise, you may revoke your proxy at any time before the voting at the Annual Meeting following proper procedure.

Voting in Person—If you hold shares in your name as a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting or you may give us a signed proxy card before voting is closed. If you would like to attend the Annual Meeting, please bring proof of identification with you to the Annual Meeting. Even if you plan to attend the Annual Meeting, we strongly encourage you to submit a proxy for your shares in advance as described below, so your vote will be counted if you later decide not to attend. If your shares are held in “street name,” which means your shares are held of record by a broker, bank, or other nominee, and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a proxy from the record holder of the shares (your broker, bank, or nominee) authorizing you to vote at the Annual Meeting. To do this, you should contact your broker, bank, or nominee.

Voting by Proxy—If you are a holder of record of Mattersight Stock (that is, you hold your stock in your own name) on the Record Date, you may submit a proxy with your voting instructions by any of the following methods:

•

Through the Internet: Go to the website www.proxyvote.com and follow the instructions included with the Notice of the Annual Meeting or, if applicable, on your proxy card, at any time before 11:59 p.m. Eastern Time on May 14, 2014. Instructions are also provided on the website.

•

By Telephone: Call 1-800-690-6903 on a touch-tone telephone from anywhere within the United States or Canada at any time before 11:59 p.m. Eastern Time on May 14, 2014, and follow the instructions included with the Notice of the Annual Meeting or, if applicable, on your proxy card. Instructions are also provided by recorded telephone message.

•	By Mail: You may also complete, sign, and mail your proxy card using the instructions provided on it.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number before your proxy will be accepted. This number is included either with the Notice of the Annual Meeting or, if applicable, on your proxy card. Once you have indicated how you want to vote in accordance with the instructions provided, you will receive a confirmation that your proxy has been successfully submitted.

Properly executed proxies that do not contain specific voting instructions will be voted “FOR” the election of our three Class III directors for a term of three years, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent public accountants for the 2014 fiscal year, and “FOR” the approval of the Say-on-Pay Proposal.

Revocation of Proxy—Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the Annual Meeting. You may revoke your proxy at any time before the voting at the Annual Meeting by any of the following methods:

•	voting again at a later date by telephone or through the Internet—your latest voting instructions will be counted and your earlier instructions, using the same procedures, revoked;

•	submitting a new proxy that is properly signed with a later date;

•	sending a properly signed written notice of your revocation to Mattersight Corporation, 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606, Attention: Corporate Secretary; or

•	voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

If your shares are held in street name through a broker, bank, or other nominee, then you must contact your broker, bank, or nominee to revoke your proxy.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If your shares of Mattersight Stock are held in “street name,” then you will receive instructions from your broker, bank, or other nominee that you must follow in order to have your shares voted. Your broker or nominee is permitted to use discretion to vote your shares on routine matters if you fail to provide instructions. Your broker or nominee is not permitted to vote your shares on non-routine matters without your instructions. Shares that are not permitted to be voted by your broker are called “broker non-votes.”

The election of directors and the Say-on-Pay Proposal are considered to be non-routine matters under applicable rules. As a result, without your instruction, your broker will not be able to vote your shares on these matters, which will result in broker non-votes. Broker non-votes will not be counted and therefore will have no effect on these proposals. The ratification of the appointment of Grant Thornton LLP as our independent public accountants is considered to be a routine matter under applicable rules. Because brokers may generally vote on routine matters, there should be no broker non-votes in connection with this proposal.

How are proxies solicited?

This proxy solicitation is being made and paid for by Mattersight on behalf of its Board of Directors. Our directors, officers, and employees may solicit proxies by personal interview, mail, email, telephone, facsimile, or other means of communication, but they will not be paid additional remuneration for their efforts. We also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Mattersight Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses for doing this.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, then you might receive more than one proxy card. Please complete, sign, date, and return all of the proxy cards you receive regarding the Annual Meeting to ensure that all of your shares are voted.

When may a meeting be adjourned?

When any meeting is convened, the presiding officer, if directed by our Board of Directors, may adjourn or postpone the meeting if (i) no quorum is present for the transaction of business or (ii) our Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information that our Board of Directors determines has not been made sufficiently or timely available to stockholders or otherwise to effectively exercise their voting rights. Any adjournment of the Annual Meeting for the purpose of soliciting additional proxies in order to achieve a quorum will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned or postponed.

Who may I contact regarding additional questions?

If you have more questions about any of the proposals on the Annual Meeting agenda, need assistance in submitting your proxy or voting your shares, or need additional copies of the Proxy Statement or the enclosed proxy card, you should contact Christine R. Carsen, Vice President, General Counsel, and Corporate Secretary, Mattersight Corporation, 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606 or call 877-235-6925.

PROPOSAL #1: ELECTION OF DIRECTORS

Our Board of Directors consists of three classes of directors, each of which is elected for a staggered three-year term, as follows:

Class I Term Expires at 2015 Annual Meeting	Class II Term Expires at 2016 Annual Meeting	Class III Term Expires at this Annual Meeting
Tench Coxe	Philip R. Dur	Kelly D. Conway

John T. Kohler	Henry J. Feinberg	David B. Mullen

	John C. Staley	Michael J. Murray

Each of the following three individuals recommended by our Board of Directors is standing for election as a Class III director to serve a three-year term expiring at the 2017 annual meeting of stockholders and until his successor is duly elected and qualified, unless he resigns or is removed: Kelly D. Conway; David B. Mullen; and Michael J. Murray.

As described below under the caption “Selection of Director Nominees,” for the reasons described below, our Board of Directors has nominated each of the director nominees to stand for election at the Annual Meeting, based on the recommendation of the Nominating and Corporate Governance Committee of our Board of Directors (the “Nominating and Corporate Governance Committee”). If for any reason a nominee becomes unable or is unwilling to serve at the time of the meeting, then the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee selected by the Nominating and Corporate Governance Committee and approved by the Board of Directors. It is not anticipated that any of the nominees will be unavailable for election.

Vote Required for the Election of Directors

The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the most affirmative votes of shares outstanding and entitled to vote as of the Record Date and present in person or represented by proxy at the Annual Meeting will be elected to serve as directors.

Director Qualifications

Our Board of Directors consists of eight directors, each of whom is well-qualified to serve on our Board of Directors and represent our stockholders’ best interests. As described below under the caption “Selection of Director Nominees,” the Nominating and Corporate Governance Committee selects nominees with a view to establishing a Board of Directors that is comprised of members who:

•	have the highest professional and personal ethics, consistent with our values and standards;

•	are committed to enhancing stockholder value;

•	have sufficient time to carry out their duties;

•	provide insight and practical wisdom based on experience; and

•	are capable of representing the interests of all stockholders.

We believe that each of the director nominees brings these qualifications to our Board of Directors. Moreover, they provide a diversity of business experience and personal skills in technology, finance, marketing, financial reporting, and other areas that contribute to an effective Board of Directors, as well as public board experience, and knowledge of the technology industry and our business.

The following describes the key qualifications, business skills, experience, and perspectives that each of our directors brings to the Board of Directors, in addition to the general qualifications described above and the information included in the biographical summaries provided below:

Kelly D. Conway (Director since May 1999)	Mr. Conway, 57, is the President and Chief Executive Officer of Mattersight, a position he has held since its incorporation in May 1999 as a subsidiary of TSC. Mr. Conway joined TSC in November 1993 as Senior Vice President, assumed the position of Executive Vice President in July 1995, and became Group President in October 1998. With nearly 15 years’ service as the Chief Executive Officer of the Company, he has extensive knowledge of, and experience with, the information-technology industry and our operations, strategy, financial position, and management team.

Tench Coxe (Director and Chairman of the Board since February 2000)	Mr. Coxe, 56, is a managing director of the general partner of Sutter Hill Ventures, a venture capital company located in Palo Alto, California, and has held that position since 1987. He has over 25 years’ experience in the venture capital business and extensive experience on public company boards. With 14 years’ service as the Chairman of the Board, he has extensive knowledge of, and experience with, the information-technology industry and our operations, strategy, and financial position. Mr. Coxe currently serves as a director of NVIDIA Corporation (NASDAQ: NDVA), Artisan Partners Asset Management Inc. (NYSE: APAM), and various private companies.

Philip R. Dur (Director since December 2011)	Mr. Dur, 41, is a Venture Partner of Investor Growth Capital, LLC (IGC). He has been involved in venture capital and private equity since 1995 and joined IGC’s technology investment team in 2004. Prior to joining IGC, Mr. Dur spent four and a half years with Morgan Stanley Venture Partners and two years with Morgan Stanley Capital Partners. He has significant experience working with growth-oriented software companies as an investor and has served as a director or observer to over a dozen software businesses. He currently serves as a director of a number of private companies.

Henry J. Feinberg (Director since May 2007)	Mr. Feinberg, 62, is Executive Chairman of Yield Management Systems located in Chicago, Illinois. Previously, he was a Partner at Technology Crossover Ventures, a Venture Capital firm located in Palo Alto, California. Mr. Feinberg has experience as Executive Chairman, Chief Executive Officer, and in a number of other senior management positions, at various private and public corporations, as well as being a Partner at a technology-oriented Venture Capital firm. He currently serves as a director of three privately-held companies.

John T. Kohler (Director since May 1999)	Mr. Kohler, 67, is the former President and Chief Executive Officer of TSC. Mr. Kohler held such office from 1995 until his retirement in February 2000. He joined TSC as Senior Vice President in 1992, was promoted to Executive Vice President and named to the Office of the Chairman in 1993, and became President and Chief Operating Officer in 1994. Mr. Kohler has significant past experience on public company boards, including audit and compensation committees, and deep knowledge of our operations. He has been a General Partner of American Home Technology since 2000.

David B. Mullen (Director since March 2009)	Mr. Mullen, 63, is the former Executive Vice President and Chief Financial Officer of Navteq Corporation, having held that position from December 2002 to January 2010. Navteq was acquired by Nokia Corporation (NYSE: NOK) in July 2008 and is now a wholly-owned subsidiary thereof. Including his service with Navteq, he has over twenty-five years of experience as an executive for technology companies. Mr. Mullen has significant past experience on public company boards, particularly on audit committees and strong financial acumen. Mr. Mullen currently acts as an independent consultant and serves as a director of Avid Technology, Inc. (NASDAQ: AVID).

Michael J. Murray (Director since June 1999)	Mr. Murray, 69, retired in July 2000 as President of Global Corporate and Investment Banking at Bank of America Corporation (NYSE: BAC), a position he had held since 1998. Mr. Murray has over 30 years’ experience in banking, including heading Bank of America’s Global Wholesale Bank, with responsibility for its business with large corporate, international, and government clients around the world. He has extensive experience on public company boards and deep knowledge of Mattersight. He currently serves as a director of Con-Way Inc. (NYSE: CNW), a publicly-traded transportation company, and serves on Con-Way’s Compensation and Nominating Committees. He also serves on the Advisory Board of a venture capital firm and a private equity firm.

John C. Staley (Director since August 2002)	Mr. Staley, 72, is the former Managing Partner - Lake Michigan Area of Ernst & Young LLP, a global audit and tax firm, a position that he held from 1985 to his retirement in June 2001. He has extensive experience on public company boards, particularly on audit committees, as well as strong financial acumen and deep knowledge of Mattersight. Mr. Staley is presently the chairman of the Board of Directors of Hospira, Inc. (NYSE: HSP). In the past five years, Mr. Staley also served on the board of Nicor Inc. (NYSE: GAS).

Recommendation of Our Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF OUR CLASS III DIRECTORS, KELLY D. CONWAY, DAVID B. MULLEN, AND MICHAEL J. MURRAY.

BOARD LEADERSHIP AND CORPORATE GOVERNANCE

The business and affairs of Mattersight are managed under the direction of our Board of Directors. Our Board of Directors has responsibility for establishing broad corporate policies relating to the overall performance of Mattersight, rather than managing day-to-day operating details. Members of our Board of Directors stay informed of our business and operations by participating in quarterly board and committee meetings and through discussions with the Chief Executive Officer and other members of the executive management team.

Corporate Governance

Having been elected by our stockholders, it is the responsibility of our Board of Directors to govern the Company’s business and affairs. Our Board of Directors approves the executive management team, acts as an advisor to executive management, and monitors the performance of executive management and the Company. Our Board of Directors reviews the Company’s corporate strategy, financial objectives, and operating plans, and is responsible for overseeing risk management and internal compliance.

Board Independence

The listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) require that each Board of Directors has a majority of independent directors. Therefore, with respect to each director, our Board of Directors has made a determination as to whether or not the director qualifies as independent. Under our independence determination procedure, no director may qualify as independent unless our Board of Directors affirmatively determines that (i) the director meets all of NASDAQ’s independence standards and (ii) based on a review of all of the facts and circumstances of each non-management director’s relationship with Mattersight, there is no business, commercial, or personal relationship that would impact the performance by the director of his board duties.

Our Board of Directors has determined that seven of the Company’s eight directors—Messrs. Coxe, Dur, Feinberg, Kohler, Mullen, Murray, and Staley—are independent, constituting a majority of the board as required by NASDAQ rules. Mr. Conway is not independent because he is Mattersight’s President and Chief Executive Officer.

Board Leadership Structure

Our Board of Directors is led by an independent Chairman, Mr. Coxe. Our Chief Executive Officer, Mr. Conway, is the only member of our Board of Directors who is not an independent director. Mattersight believes that this is the most appropriate structure for the Company in light of the differences between the roles of Chairman of the Board and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman of the Board provides guidance to the Chief Executive Officer. Furthermore, this structure enhances the accountability of the Chief Executive Officer to our Board of Directors and strengthens our board’s independence from management. We have had this leadership structure since our inception.

Board Oversight of Risk

Our executive management team is responsible for day-to-day risk management activities for the Company. Our Board of Directors oversees these risk management activities, delegating its authority in this regard to the standing committees of the Board of Directors. The Audit Committee of our Board of Directors (the “Audit Committee”) is responsible for discussing with executive management policies with respect to financial risk and enterprise risk management. The Audit Committee also oversees the Company’s corporate compliance programs, including Section 404 compliance. The Compensation Committee of our Board of Directors (the “Compensation Committee”) considers risks in connection with the design of compensation programs for our executives. The Nominating and Corporate Governance Committee reviews, at least annually, and monitors compliance with, our Corporate Governance Guidelines, Code of Ethical Business Conduct, and other corporate governance policies. In addition to each committee’s risk management oversight, our Board of Directors and its committees regularly engage in discussions of the most significant risks that the Company is facing and how these risks are being managed.

The Company’s General Counsel and Corporate Secretary reports directly to the Chief Executive Officer, thereby providing the Chief Executive Officer with additional visibility to the Company’s risk profile. Our Board of Directors believes that the respective risk oversight functions served by the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, together with the efforts of the full board and the Chief Executive Officer in this regard, enable our Board of Directors to effectively oversee Mattersight’s risk management activities.

Board Meetings and Attendance

Our Board of Directors held four regularly-scheduled meetings and three special meetings during the fiscal year ended December 31, 2013. Each of our directors attended 100% of the meetings of the board and of the board committees on which he served with the exception of Messrs. Coxe and Mullen, who attended 89% and 94%, respectively. Our Board of Directors met in executive session seven times in 2013. Mattersight does not have a formal policy regarding board members’ attendance at its annual stockholders’ meetings, although attendance is encouraged. The 2013 Annual Meeting was attended by Messrs. Conway and Murray.

Selection of Director Nominees

Responsibility. The nominees for director for this year’s Annual Meeting were nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee, under the terms of its charter. Specifically, under its charter, the Nominating and Corporate Governance Committee is responsible for: (i) reviewing the suitability and qualifications of, approving, and recommending to the Board of Directors those persons to be nominated for election to the board at each annual meeting of stockholders; (ii) identifying, approving, and recommending to the Board of Directors potential director candidates in the event of a vacancy on the Board of Directors or an increase in the size of the Board of Directors; and (iii) reviewing and making recommendations, at least annually, to the Board of Directors regarding the appropriate size, performance, composition, duties, and responsibilities of the Board of Directors and the other committees of the board.

Stockholder Nominees. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for membership on our Board of Directors as described below under the caption “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualification for board membership. In addition, nominations must be submitted within the timeframe and to the address specified under the caption “Submission of Stockholder Proposals for 2015” on page 34.

Identifying and Evaluating Nominees for Directors. In discharging its responsibilities to identify and nominate candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee has not specified any minimum qualifications for serving on the board nor does it operate under a formal diversity policy. However, the Nominating and Corporate Governance Committee seeks to identify, evaluate, and approve candidates with a diversity of business experience and personal skills in technology, finance, marketing, financial reporting, and other areas that may be expected to contribute to an effective board. The Nominating and Corporate Governance Committee endeavors to ensure that our Board of Directors is comprised of individuals who have experience relevant to the needs of Mattersight and who have the highest professional and personal ethics, consistent with our values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties. Each director must represent the interests of all stockholders.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current board members, professional search firms (which may receive a fee), stockholders, or other persons. Such candidates are evaluated at regular or special meetings of our Board of Directors, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider all properly submitted stockholder nominations for candidates for the board on the same basis as director-nominated candidates.

Board Committee Structure and Responsibilities

Our Board of Directors has three standing committees to assist it in the discharge of its responsibilities: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. Each of these committees is described below.

Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our public accountants (including resolution of disagreements between management and the public accountants regarding financial reporting) subject, if applicable, to stockholder ratification of the public accountants’ appointment, for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for us. The Audit Committee approves all audit engagement fees and terms and all non-audit engagements with the public accountants as required by applicable law and the requirements of NASDAQ. In connection with its duties, the Audit Committee regularly meets privately with our independent public accountants. The Audit Committee has adopted a policy for the receipt, retention, and treatment of complaints or concerns regarding accounting-related matters. See “Communications with the Board” on page 15. The Audit Committee operates under a written charter, the current version of which was adopted by our Board of Directors in November 2010. The Audit Committee reviews and reassesses the adequacy of its charter annually. The Audit Committee charter is available on our website, at www.Mattersight.com. A copy of the Audit Committee charter may also be obtained by sending a written request to the Corporate Secretary at Mattersight Corporation, 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606.

The Audit Committee, which met nine times during fiscal year 2013, currently has four members: Mr. Staley, who serves as Chairman, and Messrs. Murray, Mullen, and Kohler. Our Board of Directors has determined that each of Messrs. Kohler, Mullen, and Staley qualifies as an “audit committee financial expert”, as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002, and that Mr. Murray meets the financial literacy requirements of NASDAQ. Our Board of Directors has determined that, as required by NASDAQ rules, each of the members of our Audit Committee meets both the Security and Exchange Commission’s independence requirements and NASDAQ’s independence standards.

The “Report of the Audit Committee” appears later in this Proxy Statement on page 31.

Compensation Committee. The Compensation Committee, which met nine times during fiscal year 2013, currently has four members: Mr. Kohler, who serves as Chairman, and Messrs. Coxe, Dur, and Feinberg. Mr. Dur joined the Compensation Committee as of January 1, 2014. Our Board of Directors has determined that, as required by NASDAQ rules, each of the members of our Compensation Committee meets both the Security and Exchange Commission’s independence requirements and NASDAQ’s independence standards. The Compensation Committee administers the Mattersight Corporation 1999 Stock Incentive Plan, as amended and restated as of May 15, 2008 (the “1999 Plan”), reviews and acts with respect to stock incentive and other employee benefit plans, approves or makes recommendations to our Board of Directors with respect to the salary and annual incentive compensation of, and equity awards for, our executive officers, and assesses the risk associated with our material incentive compensation programs. In administering the 1999 Plan, the Compensation Committee may delegate certain of its duties to one or more of our officers as permitted by law and to the extent otherwise consistent with the terms of the 1999 Plan. The Compensation Committee has not engaged a compensation consultant. Compensation for senior executives is determined by the Compensation Committee after analyzing the Company’s performance against its established goals and the performance of the applicable executive, based on recommendations of our Chief Executive Officer (except with respect to his own compensation). The Compensation Committee operates under a written charter, which was adopted by our Board of Directors in February 2011. The Compensation Committee reviews and reassesses the adequacy of its charter annually. The Compensation Committee charter is available on our website, at www.Mattersight.com. A copy of the Compensation Committee charter may also be obtained by sending a written request to the Corporate Secretary at Mattersight Corporation, 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met three times in 2013, currently has three members: Mr. Murray, who serves as Chairman, and Messrs. Coxe and Dur. Our Board of Directors has determined that, as required by NASDAQ rules, each of the members of our Nominating and Corporate Governance Committee meets both the Security and Exchange Commission’s independence requirements and NASDAQ’s independence standards. The Nominating and Corporate Governance Committee is directly responsible for considering, reporting, and making recommendations to our Board of Directors on matters relating to the selection and qualification of directors and candidates nominated to serve as directors, as well as other matters relating to the duties of the Board of Directors, the operation of the Board of Directors, and corporate governance. The Nominating and Corporate Governance Committee operates under a written charter, which was adopted by our Board of Directors in February 2012. The Nominating and Corporate Governance Committee reviews and reassesses the adequacy of its charter annually. The Nominating and Corporate Governance Committee charter is available on our website, at www.Mattersight.com. A copy of the Nominating and Corporate Governance Committee charter may also be obtained by sending a written request to the Corporate Secretary at Mattersight Corporation, 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606.

Communications with the Board

Stockholders wishing to communicate with our Board of Directors, any individual director, the Non-Employee Directors, or the Audit Committee may do so by writing to the Corporate Secretary at Mattersight Corporation, 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606. The Corporate Secretary will forward any communications as directed by the stockholder. Mattersight maintains a separate, internal system for the receipt of confidential communications from employees.

Code of Ethics

Mattersight has adopted a Code of Ethical Business Conduct, which sets the standard for ethics and compliance for all of its employees, officers, and directors. The Code of Ethical Business Conduct was amended in May 2012. The Code of Ethical Business Conduct is available on Mattersight’s website, at www.Mattersight.com. A copy of the Code of Ethical Business Conduct may also be obtained by sending a written request to the Corporate Secretary at Mattersight Corporation, 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606.

Transactions with Related Persons

Mattersight’s Code of Ethical Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith, and based on merit alone. All Mattersight employees and directors are expected to observe high ethical standards in the performance of their duties and to observe all laws and regulations governing their business transactions and practices. If a situation arises that would constitute a related-party transaction as defined in applicable rules promulgated by the SEC, then the independent directors will review the propriety of, and approve or disapprove, such transaction.

In addition to the cash and equity compensation arrangements of our directors and executive officers discussed herein, the following is a description of our fiscal year 2013 related-party transactions, as defined in the applicable rules promulgated by the SEC.

On November 26, 2013, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) to sell and issue to the Purchasers an aggregate of approximately 1,538,462 shares (the “Shares”) of the Company’s Common Stock, at a price of $3.90 per share (the “Private Placement”), for an aggregate purchase price of approximately $6 million. Upon closing the Private Placement, we received approximately $5.7 million, net of selling commissions and transaction-related expenses, including approximately (i) $1.5 million from Sutter Hill Ventures, a 5% holder of our Common Stock at the time of the Private Placement, of which Mr. Coxe, the Chairman of our Board of Directors, is a managing director of its general partner; (ii) $600,000 from IGC Fund VI, LP, a 5% holder of our common stock at the time of the Private Placement, of which Mr. Dur, member of our Board of Directors, is a Managing Director of its affiliate, Investor Growth Capital; and (iii) $290,000 from Michael J. Murray, member of our Board of Directors. Pursuant to the terms of the Purchase Agreement, the Company filed within 30 days after the closing of the Private Placement a registration statement with the SEC to register for resale the Shares of Common Stock issued in connection with the Private Placement. The registration statement was declared effective on February 6, 2014.

On November 11, 2013, our Board of Directors formed a Special Committee to review, evaluate, and negotiate the agreement for the Private Placement. Our Board of Directors determined to designate the Special Committee because the group of investors, as described above, included certain directors and their affiliates. The members of the Special Committee, Messrs. Mullen, Feinberg, Kohler, and Staley, with Mr. Mullen serving as Chairman, were disinterested directors who did not participate, directly or indirectly, in the Private Placement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Mattersight’s directors and executive officers, as well as any persons who beneficially own more than 10% of our Common Stock, to file with the SEC initial reports and reports of changes in beneficial ownership of such stock. Persons subject to Section 16 are required by SEC regulations to furnish Mattersight with copies of all Section 16(a) reports that they file.

Based on its review of copies of such reports filed through or furnished to Mattersight and on written representations from certain reporting persons that no other reports were required, Mattersight believes that all required Section 16(a) reports filed during or for fiscal year 2013 with respect to persons who were subject to Section 16(a) reporting obligations during such period were filed on a timely basis, except that the sales by Mr. Conway of 13,884 shares of Common Stock on September 6, 2013 and 4,316 shares of Common Stock on September 11, 2013 were each reported late on a Form 4 filed with the SEC on September 16, 2013, and the grant to Mr. Gustafson of options to purchase 30,000 shares of Common Stock on November 6, 2013 was reported late on a Form 4 filed with the SEC on November 12, 2013.

DIRECTOR COMPENSATION

Meeting Attendance Fees

As approved by the Compensation Committee, during Mattersight’s fiscal year ended December 31, 2013, each Non-Employee Director received a fixed annual fee, the amount of which was calculated for each director based on the following assumptions:

•	$1,500 per board meeting (assuming four per year) plus an additional $500 per meeting for the Chairman of Board;

•	$2,000 per Audit Committee meeting (assuming eight per year) plus an additional $500 per meeting for the Audit Committee chairman;

•	$2,000 per Compensation Committee meeting (assuming four per year) plus an additional $500 per meeting for the Compensation Committee chairman; and

•	$2,000 per Nominating and Corporate Governance Committee meeting (assuming three per year) plus an additional $500 per meeting for the Nominating and Corporate Governance Committee chairman.

The members of the Special Committee formed in connection with the Private Placement discussed on page 15 above under the caption “Transactions with Related Persons” each received $750 for each meeting of the Special Committee held in 2013. The Company also reimburses directors for their travel-related expenses incurred in attending meetings of the Board of Directors and its committees; however, Mattersight has adopted the practice of holding meetings of the Board of Directors and its committees by video conference, thereby minimizing reimbursements for these expenses.

Initial Grant and Annual Grants

In addition to meeting fees, Non-Employee Directors are eligible to receive automatic grants of stock options under the 1999 Plan. As amended in November 2012, the 1999 Plan provides for each Non-Employee Director to receive: (i) an option to purchase 50,000 shares of Common Stock upon commencement of service as a director (an “Initial Grant”); and (ii) an option to purchase 10,000 shares of Common Stock on the day after each annual meeting of stockholders during which such service continues (an “Annual Grant”). Stock options granted to Non-Employee Directors have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date and a maximum term of ten years. Each Initial Grant vests ratably over a period of 48 months from the end of the month following the grant date. Each Annual Grant vests over a period of 48 months, commencing with a vesting of 25% on May 31st of the year following the grant date and 6.25% on each quarterly vesting date thereafter.

In addition to the Initial Grant and the Annual Grant, at its February 2009 meeting, as ratified by unanimous written consent, the Board of Directors agreed to grant each of the then-current Non-Employee Directors an option to purchase 50,000 shares of Common Stock under the 1999 Plan. These stock options, which are fully vested, have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date, which was February 18, 2009, and a maximum term of ten years.

2013 Director Compensation

The following table summarizes the meeting fees earned by and options awarded to our Non-Employee Directors during 2013 for their service as members of our Board of Directors.

Name	Fees Earned	Option Awards (1)	Total
Tench Coxe	$22,000	$22,695	$44,695
Philip R. Dur	$12,000	$22,695	$34,695
Henry J. Feinberg	$16,250	$22,695	$38,945
John T. Kohler	$34,250	$22,695	$56,945
David B. Mullen	$24,250	$22,695	$46,945
Michael J. Murray	$29,500	$22,695	$52,195
John C. Staley	$28,250	$22,695	$50,945

(1)

Reflects the grant date fair value of the options granted during 2013, which was computed in accordance with FASB Accounting Standards Codification (“ASC”) 718. The assumptions used with respect to the valuation of option grants are set forth in our Form 10-K for the fiscal year ended December 31, 2013 under “Mattersight Corporation Consolidated Financial Statements – Notes to Consolidated Financial Statements – Note Thirteen – Stock-Based Compensation”.

The aggregate number of stock options outstanding for each Non-Employee Director as of December 31, 2013 is:

	Outstanding Options
Name	Vested	Unvested
Tench Coxe	77,975	15,625
Philip R. Dur	25,765	36,277
Henry J. Feinberg	119,375	15,625
John T. Kohler	77,975	15,625
David B. Mullen	60,375	15,625
Michael J. Murray	87,677	15,625
John C. Staley	77,975	15,625

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the most recent information reflected in Mattersight’s records regarding beneficial ownership of the Company’s Common Stock and Series B Stock (as beneficial ownership is determined for purposes of Rule 13d-3 under the Exchange Act) as of March 17, 2014, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of Series B Stock or Common Stock; (ii) each of Messrs. Conway, Danson, and Gustafson (the 2013 “Named Executive Officers” of Mattersight); (iii) each of the directors of Mattersight; and (iv) all current executive officers and directors of Mattersight as a group. Series B Stock generally votes with Common Stock as a single class. Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned. The applicable percentage of beneficial ownership is based on 1,649,122 shares of Series B Stock outstanding as of March 17, 2014 and 19,065,728 shares of Common Stock outstanding as of March 17, 2014. Unless otherwise indicated, the address of each of the beneficial owners identified below is c/o Mattersight Corporation, 200 S. Wacker Drive, Suite 820, Chicago, Illinois, 60606.

	Common Stock			Series B Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Class(1)(2)	Amount and Nature of Beneficial Ownership		Percent of Class	Percent of Total Voting Power(1)(3)
Tench Coxe and various entities affiliated with Sutter Hill Ventures	5,466,603	(1)(4)	26.8%	1,304,098	(5)	79.1%	26.4%
c/o Sutter Hill Ventures 755 Page Mill Road, Suite A-200 Palo Alto, CA 94304
Investor Growth Capital, LLC	2,518,055	(6)	13.2%	—		—	12.2%
One Rockefeller Plaza, Suite 2801 New York, New York 10020
Kelly D. Conway	1,298,299	(1)	6.8%	3,862		*	6.3%
Peninsula Capital Management, LP, Peninsula Fund, Ltd., and Scott Bedford	1,178,587	(7)	6.2%	—		—	5.7%
235 Pine Street, Suite 1600 San Francisco, CA 94104
Peter Schleider	1,008,000	(8)	5.3%	—		—	4.9%
RKB Capital LP 11761 Welters Way Eden Prairie, MN 55347
Michael J. Murray	503,012	(1)	2.6%	23,243		1.4%	2.4%
Christopher J. Danson	347,356	(1)	1.8%	2,356		*	1.7%
David R. Gustafson	173,949	(1)	*	—		—	*
John C. Staley	143,432	(1)	*	—		—	*
Henry J. Feinberg	122,241	(1)	*	—		—	*
John T. Kohler	80,314	(1)	*	—		—	*
David B. Mullen	69,314	(1)	*	—		—	*
Philip R. Dur	30,060	(1)	*	—		—	*
All current directors and executive officers as a group (13 individuals)	7,123,952		35.6%	962,230		58.4%	34.4%

*	Less than 1%
(1)

Includes shares of Common Stock that may be acquired on or within 60 days after March 17, 2014 through the exercise of stock options outstanding as of such date, as follows: Mr. Coxe, 78,914 shares; Mr. Dur, 30,060 shares; Mr. Kohler, 78,914 shares; Mr. Feinberg, 120,314 shares; Mr. Mullen, 61,314 shares; Mr. Murray, 88,616 shares; Mr. Staley, 78,914 shares; Mr. Conway, 428,125 shares; Mr. Danson, 152,187 shares; Mr. Gustafson, 25,312 shares; and all current directors and executive officers of Mattersight as a group, 1,220,732 shares. With respect to each of these individuals and such group, the individual’s or such group’s respective shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(2)

Includes shares of Common Stock that may be acquired within 60 days after March 17, 2014 through exercise of the conversion feature associated with the shares of Series B Stock held by such person or group, in the amounts reflected for such person or group in the preceding table under the heading “Series B Stock”. With respect to each of these individuals and such group, the individual’s or such group’s respective shares have been deemed to be outstanding in computing the percent of class in the preceding table.

(3)

Represents the aggregate number of shares of Common Stock and Series B Stock held by each of these persons and such group as a percentage of the aggregate number of issued and outstanding shares of Common Stock and Series B Stock, respectively.

(4)

Mr. Coxe is a managing director of the general partner of each of Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., which hold of record 2,443,889 shares, 5,853 shares, and 14,847 shares, respectively, of Common Stock. In such capacity, Mr. Coxe is deemed to share, with each of the managing directors named below, voting and investment power over all shares of Common Stock held of record by such partnerships. In addition, this amount also includes 57,294 shares and 78,914 options to purchase Common Stock held by Mr. Coxe (Mr. Coxe shares pecuniary interest in these shares with other individuals pursuant to a contractual relationship); 325,996 shares held in The Coxe Revocable Trust, of which Mr. Coxe is a trustee; 26,947 shares held by a retirement trust for the benefit of Mr. Coxe; and 237,033 shares held by Rooster Partners, LP of which Mr. Coxe is a trustee of a trust which is the general partner. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest therein. Includes 39,548 shares held in The Anderson Living Trust of which David L. Anderson is the trustee, 72,453 shares held by Acrux Partners, LP of which Mr. Anderson is the trustee of a trust which is the general partner, 41,389 shares held by Anvest, L.P. of which Mr. Anderson is the trustee of a trust which is the general partner, 1,597 shares held by Starfish Holdings, LP of which Mr. Anderson is the trustee of a trust which is the general partner, and 13,100 shares held by a retirement trust for the benefit of Mr. Anderson. Mr. Anderson disclaims beneficial ownership of the living trust’s and the limited partnerships’ shares except to the extent of his pecuniary interest therein. Includes 103,860 shares held in The Baker Revocable Trust of which G. Leonard Baker, Jr. is a trustee and 85,838 shares held by Saunders Holdings, L.P. of which Mr. Baker is a trustee of a trust which is the general partner and 7,981 shares held in a Roth IRA account for the benefit of Mr. Baker. Mr. Baker disclaims beneficial ownership of the trust’s and the limited partnership’s shares, except to the extent of his pecuniary interest therein. Includes 99,122 shares held in The William H. Younger, Jr. Revocable Trust of which William H. Younger, Jr. is the trustee, 19,759 shares held by a retirement trust for the benefit of Mr. Younger, and 110,205 shares held by Yovest, L.P. of which Mr. Younger is the trustee of a trust which is the general partner. Mr. Younger disclaims beneficial ownership of the revocable trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 1,671 shares owned by James C. Gaither individually, 42,239 shares held in The Gaither Revocable Trust of which Mr. Gaither is the trustee, and 2,533 shares held by Tallack Partners, L.P. of which Mr. Gaither is the trustee of a trust which is the general partner. Mr. Gaither disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 128,543 shares held in The White Revocable Trust of which James N. White is a trustee and 10,188 shares held by a retirement trust and 6,000 shares held in a Roth IRA account for the benefit of Mr. White. Mr. White disclaims beneficial ownership of the family trust’s shares except to the extent of his pecuniary interest therein. Includes 22,081 shares held in the Jeffrey W. and Christina R. Bird Trust of which Jeffrey W. Bird is a trustee and 92,368 shares held by NestEgg Holdings, LP of which Mr. Bird is a trustee of a trust which is the general partner. Mr. Bird disclaims beneficial ownership of the trust’s and the partnership’s shares except to the extent of his pecuniary interest therein. Includes 27,986 shares held in The David and Robin Sweet Living Trust of which David E. Sweet is a trustee and 9,158 shares held by a retirement trust for the benefit of Mr. Sweet. Mr. Sweet disclaims beneficial ownership of the living trust’s shares except to the extent of his pecuniary interest therein. Includes 17,768 shares held in the Sheehan 2003 Trust of which Andrew T. Sheehan is a trustee. Mr. Sheehan disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein. Includes 8,709 shares held in the Speiser Trust Agreement of which Michael L. Speiser is a trustee. Mr. Speiser disclaims beneficial ownership of the trust agreement’s shares except as to his pecuniary interest therein. Includes 3,818 shares held in the Dyckerhoff 2001 Revocable Trust Dated August 30, 2001 of which Mr. Dyckerhoff is a trustee. Mr. Dyckerhoff disclaims beneficial ownership of the trust agreement’s shares except as to his pecuniary interest therein. Includes 3,818 shares held in the Pullara Revocable Trust U/A/D 8/21/13 of which Mr. Pullara is a trustee. Mr. Pullara disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein.

(5)

Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P. hold of record 735,514 shares, 8,854 shares, and 22,418 shares, respectively, of Series B Stock. Mr. Coxe is a managing director of the general partner of each of these entities. In such capacity, Mr. Coxe is deemed to share, with each of the managing directors named below, voting and investment power over all shares of Series B Stock held of record by such partnerships. Also includes 165,983 shares held in The Coxe Revocable Trust of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest therein. Includes 5,150 shares held in The Anderson Living Trust of which David L. Anderson is the trustee, 42,309 held by Acrux Partners, LP of which Mr. Anderson is the trustee of a trust which is the general partner, 28,020 shares held by Anvest, L.P. of which Mr. Anderson is the trustee of a trust which is the general partner, and 4,559 shares held by a retirement trust for the benefit of Mr. Anderson. Mr. Anderson disclaims beneficial ownership of the living trust’s and the limited partnerships’ shares except to the extent of his pecuniary interest therein. Includes 24,109 shares held in The Baker Revocable Trust of which G. Leonard Baker, Jr. is a trustee and 59,103 shares are held by Saunders Holdings, L.P. of which Mr. Baker is a trustee of a trust which is the general partner. Mr. Baker disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 88,267 shares held in The William H. Younger, Jr. Revocable Trust of which William H. Younger, Jr. is the trustee. Mr. Younger disclaims beneficial ownership of the revocable trust’s shares except to the extent of his pecuniary interest therein. Includes 10,092 shares owned by James C. Gaither individually and 7,663 shares held in The Gaither Revocable Trust of which Mr. Gaither is the trustee. Mr. Gaither disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein. Includes 48,979 shares held in The White Family Revocable Trust of which James N. White is a trustee. Mr. White disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein. Includes 31,847 shares held in the Jeffrey W. and Christina R. Bird Trust of which Jeffrey W. Bird is a trustee. Mr. Bird disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein. Includes 16,660 shares held in The David and Robin Sweet Living Trust of which David E. Sweet is a trustee. Mr. Sweet disclaims beneficial ownership of the living trust’s shares except to the extent of his pecuniary interest therein. Includes 2,717 shares held in the Sheehan 2003 Trust of which Andrew T. Sheehan is a trustee. Mr. Sheehan disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein. Includes 1,854 shares held in the Speiser Trust Agreement of which Michael L. Speiser is a trustee. Mr. Speiser disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein.

(6)

This information has been derived from a Form 4 filed with the SEC on December 2, 2013 with respect to Common Stock beneficially owned as of such date. Based on the information contained therein, Investor Growth Capital, LLC (“IGC”), a Delaware limited liability company, possesses the sole power to vote and the sole power to direct the disposition of the 2,518,055 shares of Common Stock held in the name of IGC Fund VI, L.P., a fund affiliated with IGC. An agent retained by an affiliate of IGC, Mr. Philip R. Dur, is a member of the Board of Directors of the Company. Mr. Dur (i) holds securities of the Company as set forth in the table above and (ii) separately files statements pursuant to Section 16 of the Securities Exchange Act with respect to such securities. IGC disclaims “group” membership with Mr. Dur for purposes of Section 13(d) of the Securities Exchange Act, or for any other purposes.

(7)

This information, which is not within the direct knowledge of Mattersight, has been derived from a Schedule SC 13G/A filed with the SEC on January 29, 2014 with respect to Common Stock beneficially owned as of December 31, 2013. Based on the information contained therein, Peninsula Capital Management, LP, Peninsula Master Ltd., and its affiliate, Scott Bedford, beneficially own and share voting and investment power with respect to 1,178,587 shares of Common Stock. As of October 31, 2013, Peninsula Master Fund, Ltd. transferred all of the shares of Common Stock beneficially owned by Peninsula Master Fund, Ltd. to Peninsula Fund, L.P.

(8)

This information, which is not within the direct knowledge of Mattersight, has been derived from a Schedule 13G filed with the SEC on February 13, 2014 with respect to Common Stock beneficially owned as of such date. Based on the information contained therein, Peter Schleider has sole voting power with respect to 1,008,000 shares of Common Stock.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary in any of our other filings under the Exchange Act or the Securities Act, before or after the date of this Proxy Statement, that incorporate future SEC filings made by us, none of the information under the “Report of the Audit Committee” contained herein will be incorporated by reference into any of our other filings with the SEC and shall not be deemed to be “Soliciting Material” under SEC rules. In addition, this Proxy Statement includes several website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

COMPENSATION CONSULTANTS

Under its charter, the Compensation Committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board of Directors or management. The Compensation Committee may, at its discretion, also review the choice of any consultants or other experts recommended by management for the purpose of reviewing executive compensation. Authority to select, retain, terminate, and approve the fees and other retention terms of any compensation consultants retained to assist in the evaluation of director, CEO, or senior executive compensation shall be vested solely in the Compensation Committee. The Compensation Committee has not engaged a compensation consultant.

EXECUTIVE COMPENSATION

2013 Summary Compensation Table(1)

The following table sets forth information regarding 2012 and 2013 compensation for each of our 2013 Named Executive Officers.

Name and Principal Position	Year	Salary(3)	Bonus(4)	Stock Awards(5)	Option Awards(6)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(7)	Total
Kelly D. Conway	2013	$300,000	—	$149,629	$279,660	$142,500	—	$871,789
President and Chief Executive Officer	2012	$300,000	—	—	$1,034,100	—	$3,594	$1,337,694

Christopher J. Danson	2013	$275,000	—	$157,503	$139,830	$150,000	—	$722,333
Executive Vice President of	2012	$275,000	—	—	$396,405	—	$3,594	$674,999
Delivery

David R. Gustafson(2)	2013	$275,000	—	$144,378	$156,822	$137,500	—	$713,700
Executive Vice President of	2012	$230,000	—	$144,750	$86,175	—	$3,459	$464,384
Products and Marketing

(1)	For a description of the employment agreements entered into between Mattersight and each of the current Named Executive Officers, see “Employment Agreements” on page 25.
(2)	Effective July 1, 2013, Mr. Gustafson’s title was changed from Vice President of Marketing and Product Management to Executive Vice President of Products and Marketing.
(3)

In connection with the Salary Replacement Program, the Named Executive Officers were granted part of their 2013 salary in the form of shares of Common Stock. This column includes the value of shares granted to the Named Executive Officers in lieu of salary through the end of the applicable year. As reported above, in 2013 and 2012, base salary accounted for approximately 34% and 22%, respectively, of total compensation for Mr. Conway, and 43% and 34%, respectively, on average for the other Named Executive Officers.

(4)

Amounts of bonuses have been characterized as non-equity incentive plan compensation because determination of awards in each of 2013 and 2012 was based on level of attainment of pre-established Company goals.

(5)

Reflects the grant date fair value of the stock awards granted to Named Executive Officers in each applicable year, which was computed in accordance with FASB ASC 718. The assumptions used with respect to the valuation of stock grants are set forth in Mattersight’s Form 10-K for the fiscal year ended December 31, 2013 under “Mattersight Corporation Consolidated Financial Statements – Notes to Consolidated Financial Statements – Note Two – Summary of Significant Accounting Policies – Stock-Based Compensation.” 2013 bonus awards, which were paid in March 2014, were paid 50% in cash and 50% in the form of a grant of shares of Common Stock, which portion was then increased by 5%. This column includes the value of shares of Common Stock granted to the Named Executive Officers in respect of their 2013 bonuses.

(6)

Reflects the grant date fair value of the options granted during 2013 to the applicable Named Executive Officers, which was computed in accordance with FASB ASC 718. The assumptions used with respect to the valuation of option grants are set forth in Mattersight’s Form 10-K for the fiscal year ended December 31, 2013 under “Mattersight Corporation Consolidated Financial Statements – Notes to Consolidated Financial Statements – Note Thirteen – Stock-Based Compensation.”

(7)	This column reflects employer contributions to a Mattersight qualified defined contribution plan. Employer contributions were suspended for 2013.

2013 Awards

In March 2013, the following equity awards to the Named Executive Officers were approved by the Compensation Committee:

Name	Restricted Stock Award	Option Award
Kelly D. Conway	13,000 shares	100,000 shares
Christopher J. Danson	16,000 shares	50,000 shares
David R. Gustafson	12,000 shares	30,000 shares

The Compensation Committee, based on the recommendation of Mr. Conway (other than with respect to his own award), approved the equity awards for each Named Executive Officer, based upon a subjective assessment that such levels reflected the experience and responsibility levels of the officers and were sufficient to retain the officers. The grants of restricted stock awarded to the Named Executive Officers will vest in their entirety on January 1, 2015, subject to continued employment, and the option grants awarded to the Named Executive Officers will vest on an equal quarterly basis over 16 quarters, with the first vesting having occurred on May 31, 2013.

In February 2014, the following incentive compensation awards to the Named Executive Officers were approved by the Compensation Committee in respect of 2013 performance:

Name	Award
Kelly D. Conway	$285,000
Christopher J. Danson	$300,000
David R. Gustafson	$275,000

The Compensation Committee approved the payment of these incentive compensation awards 50% in cash and 50% in the form of a grant of shares of Common Stock, which portion was then increased by 5%. These incentive awards were based on two factors: (i) the target bonus amount of each Named Executive Officer, as established in his employment agreement or as otherwise established by Mr. Conway and approved by the Compensation Committee and (ii) the Compensation Committee’s assessment of the performance by the Company against established performance goals for 2013. The actual amount of each such award was determined by (a) assigning a percentage of each individual’s target bonus amount to each of the assigned performance goals, to derive a dollar amount associated with the goal, (b) multiplying the dollar amount associated with each performance goal by the approved payout percentage, which was determined based on the percentage attainment of the goal, to derive the actual dollar amount associated with such performance goal, and (c) calculating the total bonus by adding together each of the amounts derived pursuant to the preceding clause.

Goal and Assigned Percentage	Performance Measure	Company Performance	% Attainment	% Payout

Revenues (30%)	Revenues of $35 million for 50% payout, $36 million for 100% payout, and $37 million for 200% payout.	Revenues were $34.2 million.	<50%	0%

Adjusted EBITDA (20%)	Adjusted Earnings of ($3.3 million) for 50% payout; ($2.6 million) for 100% payout; and ($1.5 million) for 200% payout.	Adjusted Earnings were ($.8 million).	>200%	200%

ACV Bookings (20%)	Annual Contract Value (ACV) Bookings of $6.4 million for 50% payout, $9.6 million for 100% payout, and $12.8 million for 200% payout.	ACV Bookings were $11.9 million.	173%	100%

New Pilots (10%)	20 new Pilot contracts for 50% payout, 30 new Pilot contracts for 100% payout, and 40 new Pilot contracts for 200% payout.	The Company executed contracts for 52 new pilots.	>200%	200%

Discretionary (20%)	Individual performance to be evaluated by the Compensation Committee based on recommendations of Mr. Conway, except with respect to his own performance.	Each of the Named Executive Officers was awarded 100% except for Mr. Conway, who was awarded 75%.	75%-100%	75%-100%

Employment Agreements

Mattersight has entered into employment agreements with each of the Named Executive Officers. The material terms of such agreements are summarized in the following paragraphs.

Employment Agreement with Mr. Conway

Under his executive employment agreement, Mr. Conway’s annual base salary is set at $300,000, subject to annual review and discretionary adjustment. At a special meeting of the Compensation Committee held in November 2013, Mr. Conway’s base salary was increased commencing January 1, 2014 to $330,000. In addition to base salary, he is eligible to participate in our other compensation programs, including annual bonus, equity incentive awards, and other employee benefit programs. Mr. Conway’s agreement does not specify a term of employment and states that he is an employee at will. His employment agreement provides that we may terminate his employment at any time, with or without Cause (as defined in the agreement), and that Mr. Conway may terminate his employment with or without Good Reason (as defined in the agreement).

The severance and other benefits payable upon termination of Mr. Conway’s employment by us without Cause, by Mr. Conway for Good Reason, in connection with a Change in Control, or upon Mr. Conway’s death or Disability (as defined in the agreement) are described under the caption “Severance and Change in Control Benefits,” beginning on page 27.

Employment Agreements with Other Named Executive Officers

Mattersight has entered into executive employment agreements with each of its other Named Executive Officers, which provide for a base salary and eligibility to receive an annual performance bonus, as well as establishing a target amount for their respective annual performance bonuses. These agreements also include certain customary non-competition, non-solicitation, and proprietary information and invention provisions.

The executive employment agreements do not specify a term of employment and state that each of the other Named Executive Officers is an employee at will. Each of these agreements provides that we may terminate the Named Executive Officer’s employment at any time, with or without Cause (as defined in each agreement), and that the Named Executive Officer may terminate his employment with or without Good Reason (as defined in each agreement).

The severance and other benefits payable upon termination of employment of each of the Named Executive Officers other than Mr. Conway by us without Cause, by the Named Executive Officer for Good Reason, or upon the Named Executive Officer’s death or Disability are described under the caption “Severance and Change in Control Benefits,” beginning on page 27.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table shows the total number of stock options (vested and unvested) and unvested restricted stock awards outstanding for our Named Executive Officers as of December 31, 2013. These amounts do not include 2014 equity awards. For information regarding the total beneficial ownership of Mattersight securities by its Named Executive Officers, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 19.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Kelly D. Conway	18,750	81,250	$4.69	3/15/2023	58,101	(3)	$278,304
	150,000	150,000	$5.79	2/27/2022
	31,250	18,750	$6.15	6/06/2021
	100,000	—	$10.54	2/19/2018
	100,000	—	$21.95	2/20/2017
Christopher J. Danson	9,375	40,625	$4.69	3/15/2023	34,750	(4)	$166,453
	57,500	57,500	$5.79	2/27/2022
	35,000	—	$10.54	2/19/2018
	40,000	—	$21.95	2/20/2017
David R. Gustafson	1,875	28,125	$4.10	11/06/2023	34,812	(5)	$166,749
	5,625	24,375	$4.69	3/15/2023
	12,500	12,500	$5.79	2/27/2022

(1)	With respect to Mr. Conway, comprised of the following:

•

Initial option award of 50,000 on June 6, 2011; vesting 12,500 on May 31, 2012 and 3,125 per quarter thereafter; 18,750 remaining unvested. Initial option award of 300,000 on February 27, 2012; vesting 18,750 per quarter starting on February 29, 2012; 150,000 remaining unvested. Initial option award of 100,000 on March 15, 2013; vesting 6,250 per quarter starting on May 31, 2013; 81,250 remaining unvested.

With respect to Mr. Danson, comprised of the following:

•

Initial option award of 115,000 on February 27, 2012; vesting 7,187 per quarter starting on February 29, 2012; 57,500 remaining unvested. Initial option award of 50,000 on March 15, 2013; vesting 3,125 per quarter starting on May 31, 2013; 40,625 remaining unvested.

With respect to Mr. Gustafson, comprised of the following:

•

Initial option award of 25,000 on February 27, 2012; vesting 1,562 per quarter starting on February 29, 2012; 12,500 remaining unvested. Initial option award of 30,000 on March 15, 2013; vesting 1,875 per quarter starting on May 31, 2013; 24,375 remaining unvested. Initial option award of 30,000 on November 6, 2013; vesting 1,875 per quarter starting on November 30, 2013; 28,125 remaining unvested.

(2)	Market value is calculated based on the number of shares multiplied by the closing market price of Common Stock on December 31, 2013 (the last business day of the year), which was $4.79 per share.

(3)	Comprised of the following:

•

Initial grant of 200,000 on February 16, 2011; vesting 12,500 per quarter; 45,919 remaining unvested. Due to retirement eligible status on February 16, 2011, 16,581 shares were withheld as of the grant date to satisfy tax withholding obligations due to meeting age and service requirements for accelerated vesting of 20% of the underlying award.

•

Initial grant of 13,000 on March 15, 2013; vesting in full on January 1, 2015; 12,182 remaining unvested. Due to retirement eligible status on March 15, 2013, 818 shares were withheld as of the grant date to satisfy tax withholding obligations due to meeting age and service requirements for accelerated vesting of 20% of the underlying award.

(4)	Comprised of the following:

•	Initial grant of 50,000 on February 8, 2010; vesting 3,125 per quarter; 3,125 remaining unvested.

•	Initial grant of 50,000 on February 16, 2011; vesting 3,125 per quarter; 15,625 remaining unvested.

•	Initial grant of 16,000 on March 15, 2013; vesting in full on January 1, 2015; 16,000 remaining unvested.

(5)	Comprised of the following:

•	Initial grant of 25,000 on February 8, 2010; vesting 1,562 per quarter; 1,562 remaining unvested.

•	Initial grant of 10,000 on November 3, 2010; vesting 625 per quarter; 2,500 remaining unvested.

•	Initial grant of 20,000 on February 16, 2011; vesting 1,250 per quarter; 6,250 remaining unvested.

•	Initial grant of 25,000 on February 27, 2012; vesting 1,562 per quarter; 12,500 remaining unvested.

•	Initial grant of 12,000 on March 15, 2013; vesting in full on January 1, 2015; 12,000 remaining unvested.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

We are obligated under the terms of their respective executive employment agreements to make severance payments to our Named Executive Officers only in the event that we terminate their employment without Cause or in the event a Named Executive Officer resigns with Good Reason, except Mr. Conway is also entitled to accelerated vesting of shares of restricted stock and stock options in the event of a Change in Control, whether or not he incurs a termination in connection therewith. In the event we are obligated under the terms of the relevant agreement to make a severance payment, no payments are due unless the Named Executive Officer executes a general release.

Summary of Severance and Change in Control Benefits

Under his executive employment agreement, Mr. Conway is entitled to severance in the event that we terminate his employment without Cause or Mr. Conway terminates his employment with Good Reason, as follows: (i) the amount of $1,200,000, payable in a lump sum, (ii) continuation of health insurance benefits for a period of 18 months or until such time as Mr. Conway qualifies for health insurance benefits through a new employer, whichever occurs first, and (iii) accelerated vesting of the shares of restricted stock and stock options that would have vested if he were employed for an additional period of 24 months. In the event of his death or Disability, Mr. Conway is entitled to (a) the amount of $800,000, payable in a lump sum, (b) the cost of continuing health insurance benefits for a period of 12 months, and (c) vesting of all then unvested shares of restricted stock and stock options, with such options being exercisable for a period of one year. Upon a Change in Control, whether or not he incurred a termination of his employment in connection therewith, Mr. Conway would be entitled to accelerated vesting of the shares of restricted stock and stock options that would have vested if he were employed for an additional 36 months.

Under the executive employment agreements of the other Named Executive Officers, each Named Executive Officer is entitled to severance in the event that we terminate his employment without Cause or he terminates his employment with Good Reason, as follows: (i) an amount equal to 100% of his then-current base salary, payable in a lump sum, (ii) an additional amount equal to 100% of the average of the bonus he was paid in the year preceding his termination and the target bonus for the then-current year, payable in a lump sum, (iii) continuation of health insurance benefits for a period of 12 months or until such time as the Named Executive Officer qualifies for health insurance benefits through a new employer, whichever occurs first, and (iv) accelerated vesting of the shares of restricted stock and stock options that would have vested if he were employed for an additional 12 months. In the event of the death or Disability of a Named Executive Officer, each Named Executive Officer is entitled to (a) an amount equal to 100% of his then-current base salary, payable in a lump sum, (b) an additional amount equal to 100% of the average of the bonus he was paid in the year preceding his termination and the target bonus for the then-current year, payable in a lump sum, (c) the cost of continuing health insurance benefits for a period of 12 months, and (d) vesting of all then unvested shares of restricted stock and stock options, with such options being exercisable for a period of one year.

Relevant Definitions

The following terms, which are relevant to the foregoing discussion, are defined in the Named Executive Officers’ employment agreements as follows:

Cause. A termination for “Cause” occurs if Mattersight terminates the employment of a Named Executive Officer for any of the following reasons:

(i)	conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty;

(ii)	fraud upon Mattersight (or an affiliate), embezzlement, or misappropriation of corporate funds;

(iii)	willful acts of dishonesty materially harmful to Mattersight;

(iv)	activities materially harmful to Mattersight’s reputation;

(v)

the executive’s willful misconduct, willful refusal to perform his duties, or substantial willful disregard of his duties provided that Mattersight first provides the executive with written notice of such conduct and thirty (30) days to cure such conduct, if such conduct is reasonably susceptible to cure; or

(vi)

material breach of the employment agreement or any other agreement with or policy of Mattersight, causing material harm to Mattersight, or breach of any statutory duty or common law duty owed to Mattersight.

Good Reason. Under the employment agreements for all Named Executive Officers, an executive generally may terminate his employment for “Good Reason” if any of the following conditions occur:

(i)

the executive’s base salary or target bonus is reduced below the amount set forth in his agreement, unless such reduction is proportionately applied to the three most highly paid executives (excluding the executive);

(ii)	the executive is involuntarily relocated to any location outside of the metropolitan area in which his primary office is located;

(iii)	a material diminution in the executive’s position (including offices, titles, and reporting relationships), authority, duties, or responsibilities;

(iv)	Mattersight materially breaches the terms of the agreement; or

(v)	Mattersight fails to assign the agreement to a successor upon a Change in Control.

Mr. Conway’s agreement provides that the failure of our Board of Directors to nominate Mr. Conway as a director constitutes Good Reason. His agreement also provides that a Change in Control, in and of itself, will not constitute Good Reason unless it results in a significant diminution of his position as described in clause (iv) above.

The other Named Executive Officers’ agreements provide that the definition of Good Reason does not include the diminution of responsibilities if such diminution of responsibilities is in the ordinary course of either: (i) Mattersight becoming, pursuant to a Change in Control, part of a larger organization in which the executive directly reports to the chief executive officer of such organization; or (ii) Mattersight becoming, pursuant to a Change in Control, either a subsidiary or equivalent separate functional business unit of a larger business organization.

Change in Control. Under the executive employment agreements for all Named Executive Officers, a “Change in Control” means:

(i)	the acquisition by any individual, entity, or group of beneficial ownership of 25% or more of Mattersight’s outstanding Common Stock or voting securities;

(ii)

a change in the identity of a majority of the members of our Board of Directors from those who constituted the board at the time Mattersight was spun off from TSC (the “Incumbent Board”), counting any new director whose election was approved by a majority of the members of the Incumbent Board as a member of the Incumbent Board;

(iii)

the consummation of a reorganization, merger or consolidation involving Mattersight or a sale or other disposition of all or substantially all of Mattersight’s assets, other than in a transaction following which the beneficial owners of more than 60% of the outstanding Common Stock and voting securities prior to the transaction beneficially own 60% or more of the outstanding Common Stock and voting securities of the surviving or acquiring entity, in substantially the same relative proportion before and after the transaction; or

(iv)	the consummation of a plan of complete dissolution or liquidation of Mattersight.

For each of the executive employment agreements, the definition of Change in Control derives from the 1999 Plan.

Disability. Under the executive employment agreement for Mr. Conway, “Disability” means a permanent disability rendering him unable to perform his duties for 90 consecutive days or 180 days in any 12-month period, which determination shall be made after the period of disability, unless an earlier determination can be made, by an independent physician appointed by our Board of Directors. Under the executive employment agreement for the other Named Executive Officers, “Disability” has the meaning provided under the terms of the Company’s then-current long-term disability program or, if no such program is then in effect, the same meaning as provided under Mr. Conway’s agreement.

Non-Competition

For a period of one year following a termination for any reason, the Named Executive Officer cannot, for him or herself or as an agent, partner, or employee of any person, firm, or corporation:

(i)

with respect to Mr. Conway, without the prior written consent of our Board of Directors, engage in the practice of providing consulting or related services for any Mattersight client or prospect to or for whom he directly or indirectly performed or provided consulting or related services, or with whom he had personal contact, or prospect to whom he submitted (or assisted or participated in any way in the submission of) a proposal, during the two year period preceding termination of his employment with Mattersight; and

(ii)

with respect to the remaining Named Executive Officers, without the prior written consent of the chief executive officer or his designee, perform services of the type performed by him during his employment with Mattersight, or any services substantially similar thereto, for any Mattersight client or prospective client to or for whom the executive directly or indirectly performed services, or prospect to whom he submitted (or assisted or participated in any way in the submission of) a proposal, during his prior two years of employment with Mattersight, in any country in which Mattersight has performed services or sold products during the preceding three years.

Non-Solicitation

While employed by Mattersight and during the one year period immediately following termination of employment for any reason, the executive cannot (i) induce or assist in the inducement of any employee away from Mattersight’s employ or from the faithful discharge of such employee’s contractual and fiduciary obligations to serve Mattersight’s interests with undivided loyalty or (ii) directly or indirectly, on behalf of the executive or any other person or entity, solicit any person, firm, company, corporation, or other entity to whom the executive was first introduced by Mattersight and is, becomes, or is known to be, an actual or potential client or customer of Mattersight, to become a client and/or customer of the executive or of any person or entity other than Mattersight.

PRINCIPAL ACCOUNTING FEES AND SERVICES

For fiscal years 2013 and 2012, fees for services provided by Grant Thornton LLP (“Grant Thornton”) were as described below. The Audit Committee has concluded that the provision of the services rendered by Grant Thornton with respect to the fees described below was compatible with maintaining Grant Thornton’s independence.

Audit Fees

Total audit fees paid to Grant Thornton for the 2013 and 2012 fiscal years were $318,000 and $349,000, respectively. Of the total audit fees paid in fiscal year 2013, $310,000 was for professional services rendered for the audits of the consolidated financial statements of Mattersight and $8,000 was for statutory audit work for Mattersight affiliates in non-U.S. jurisdictions.

Audit-Related Fees

There were no audit-related fees for accounting consultations paid to Grant Thornton for the 2013 fiscal year. The audit-related fees for accounting consultations paid to Grant Thornton for the 2012 fiscal year were $7,000. Audit-related fees include fees for assurance and related services traditionally performed by Grant Thornton that are reasonably related to the performance of the audit or review of our financial statements and not reported under the “Audit Fee” heading, including any due diligence related to mergers and acquisitions, accounting consultations, and audits in connection with acquisitions. In 2012, audit-related fees primarily consisted of fees for the review of financial information related to our 2011 divestiture.

Tax Fees

For fiscal year 2013, no tax fees were paid to Grant Thornton. For fiscal year 2012, Grant Thornton was paid $115,000 in tax fees. Tax fees include all services performed by professional staff in Grant Thornton except those services related to the audit, and include fees for tax compliance, tax planning, and tax advice. Tax compliance generally involves preparation of original and amended tax returns, claims for refund and tax payment-planning services. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from taxing authorities. In 2012, tax fees consisted of fees related to tax compliance, tax planning, and tax advice.

All Other Fees

No fees other than those described above were paid to Grant Thornton for fiscal years 2013 or 2012.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided to Mattersight by Grant Thornton. Pre-approval generally is provided at a regular meeting of the Audit Committee, covers a period of at least two years, and is, at a minimum, reviewed annually. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by Grant Thornton in accordance with this pre-approval and the fees for the services performed to-date. The Audit Committee, or its Chairman, may also pre-approve other particular services on a case-by-case basis. All services provided to Mattersight by Grant Thornton during 2013 and 2012 were pre-approved by the Audit Committee in accordance with this policy. Specifically, the Audit Committee pre-approved Grant Thornton’s provision of audit services for 2013 and 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with Mattersight’s management and Grant Thornton the audited financial statements of Mattersight contained in Mattersight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Audit Committee also has discussed with Grant Thornton the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mattersight’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 13, 2014.

John C. Staley, Chair

John T. Kohler

David B. Mullen

Michael J. Murray

PROPOSAL #2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton acted as independent public accountants for Mattersight for 2013. The Audit Committee appointed Grant Thornton as independent public accountants for Mattersight to audit Mattersight’s consolidated financial statements for 2014.

Mattersight has been advised that representatives of Grant Thornton will be at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required for Ratification of Independent Public Accountants

The ratification of the appointment of Grant Thornton as our independent public accountants will require the affirmative vote of holders of a majority of shares of Mattersight Stock outstanding and entitled to vote and present at the Annual Meeting.

Recommendation of Our Board of Directors

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS MATTERSIGHT’S INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL #3: SAY-ON-PAY PROPOSAL

The Company is presenting the following proposal (the “Say-on-Pay Proposal”), which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for Named Executive Officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section, the compensation tables, and narrative discussion is hereby APPROVED.

As discussed in the Executive Compensation section, the compensation tables, and related tables and disclosures provided herein, the objective of our executive compensation program is to support and enable the Company’s transformation from a consulting services company to an analytics and managed services company. Our compensation program is designed such that cash compensation is relatively low compared to the market in order to conserve cash; rather, we emphasize restricted stock awards in order to incentivize executives’ performance and further align their interests with those of our stockholders. In general, the total compensation awarded to our executives is designed to be internally equitable and market competitive.

Vote Required to Approve the Say-on-Pay Proposal

Approval of the Say on Pay Proposal will require the affirmative vote of holders of a majority of shares of Mattersight Stock outstanding and entitled to vote and present at the Annual Meeting.

Recommendation of Our Board of Directors

THE BOARD OF DIRECTORS STRONGLY SUPPORTS THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM AND RECOMMENDS THAT YOU VOTE “FOR” THE SAY-ON-PAY PROPOSAL.

OTHER BUSINESS

Our Board of Directors does not know of any further business to be presented at the Annual Meeting. However, should any other matters arise that are properly presented and require a vote of Mattersight stockholders, the persons named as proxies on the enclosed proxy card intend to vote on those matters in accordance with their judgment as to the best interests of Mattersight.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2015

Deadline for Inclusion in Proxy Statement

Any stockholder proposal to be considered by Mattersight for inclusion in the Proxy Statement and form of proxy for next year’s annual meeting of stockholders must be received by Mattersight’s Corporate Secretary at its principal executive offices, 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606, no later than December 5, 2014 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Stockholder proposals that are not intended for inclusion in a proxy statement for an annual meeting, but that stockholders intend to introduce at an annual meeting, as well as proposed stockholder nominations for the election of directors at an annual meeting, must each comply with the advance notice procedures set forth in Mattersight’s By-Laws in order to be brought properly before that annual stockholders’ meeting. In addition, with respect to any such stockholder proposals, Mattersight may utilize discretionary authority conferred by proxy in voting thereon if, among other matters, the stockholder proponent does not give timely notice of the matter to Mattersight in accordance with such By-Law procedures. In general, written notice of such a stockholder proposal or a director nomination must be delivered to Mattersight’s Corporate Secretary not less than 75 days or more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s annual meeting of stockholders, the written notice must be received no earlier than February 4, 2015 and no later than March 1, 2015.

In addition to timing requirements, the advance notice provisions of the By-Laws contain informational content requirements that must also be met. A copy of the By-Law provisions governing these timing procedures and content requirements may be obtained by writing to the Corporate Secretary of Mattersight at the address specified on the first page of this Proxy Statement.

If the presiding officer at the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, then such business will not be transacted or such defective nomination will not be accepted.

ADDITIONAL INFORMATION

The cost of soliciting proxies will be borne by Mattersight. In addition to soliciting proxies through the mail, certain employees of Mattersight may solicit proxies in person, by facsimile, or by telephone, without additional compensation. As is customary, Mattersight will, upon request, reimburse brokers, banks, custodians, and other nominee holders of record for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of Mattersight shares.

The SEC’s rules permit Mattersight to deliver a single set of proxy materials to one address shared by two or more of its stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, Mattersight may deliver only one set of proxy materials to multiple stockholders who share an address. Mattersight agrees to deliver promptly, upon written or oral request, a separate copy of the proxy materials to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy materials, or if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future proxy materials for your household, please contact Christine R. Carsen, Vice President, General Counsel and Corporate Secretary, Mattersight Corporation, 200 W. Wacker Drive, Suite 820, Chicago, Illinois 60606 or call 877-235-6925.

Your vote is important. Please submit your proxy with voting instructions by telephone or through the Internet by following the instructions provided as soon as possible or complete the enclosed proxy card with your voting instructions and mail it in the enclosed postage-paid envelope.

By Order of the Board of Directors,

/s/ CHRISTINE R. CARSEN
Christine R. Carsen, Vice President, General Counsel and Corporate Secretary

We will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 13, 2014, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to Christine R. Carsen, Vice President, General Counsel and Corporate Secretary, Mattersight Corporation, 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606.

MATTERSIGHT CORPORATION BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M66573-P48174 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.             DETACH AND RETURN THIS PORTION ONLY

MATTERSIGHT CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR
ALL in Proposal #1: Election of Directors		☐	☐	☐
1. Nominees:
01)	Kelly D. Conway
02)	David B. Mullen
03)	Michael J. Murray

The Board of Directors recommends you vote FOR Proposal #2: Ratification of Independent Public Accountant						For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as the Company’s independent public accountants for the 2014 fiscal year.						☐	☐	☐

The Board of Directors recommends you vote FOR Proposal #3: Say-on-Pay
3. To approve, by a non-binding advisory vote, named executive officer compensation.						☐	☐	☐

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no directions are given, this proxy will be voted “FOR ALL” nominees for the Board of Directors on Proposal #1, and “FOR” Proposals #2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M66574-P48174

MATTERSIGHT CORPORATION

Annual Meeting of Stockholders

May 15, 2014 9:00 AM Central Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) HENRY J. FEINBERG, JOHN T. KOHLER, and JOHN C. STALEY, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (1) Mattersight Common Stock, par value $0.01 per share, and (2) Mattersight 7% Series B Convertible Preferred Stock, par value $0.01 per share, that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 15, 2014, at the company’s offices at 200 S. Wacker Drive, Suite 820, Chicago, Illinois 60606 and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS ON PROPOSAL #1, AND “FOR” PROPOSALS #2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE INSTRUCTIONS PROVIDED.

Continued and to be signed on reverse side